CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-56590, 33-71700, as amended by Post-Effective Amendments No. One and Two, and 33-77617) of Pizza Inn, Inc. of our report dated August 6, 1999 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.



PRICEWATERHOUSECOOPERS  LLP

Dallas,  TX
September  22,  1999